Exhibit 99.1

CIT Declares Increased Common Dividend

NEW YORK — April 17, 2019 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock, which represents an increase of 40 percent over the prior quarter’s $0.25 per common share dividend. The common stock dividend is payable on May 24, 2019 to common shareholders of record as of May 10, 2019.

The CIT board of directors also declared the semi-annual dividend on the Series A preferred stock of $29.00 per share payable on June 17, 2019 to preferred stockholders of record as of May 31, 2019.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience, approximately $50 billion in assets as of Dec. 31, 2018, and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, real estate financing, equipment financing, factoring and railcar financing. CIT’s consumer banking segment includes its national online bank, CIT Bank, and a Southern California branch bank, OneWest Bank. Discover more at cit.com/about.

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MEDIA RELATIONS:

Gina Proia

212-771-6008

Gina.Proia@cit.com

INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com